Exhibit 99.1

FOR IMMEDIATE RELEASE

Celsius Holdings, Inc. to Present at Two Upcoming Conferences in October

Ladenburg Thalmann 2018 Healthcare Conference-October 2nd

B. Riley Annual Consumer & Media Conference-October 4th

BOCA RATON, FL, September 27, 2018 /PRNewswire/ -- Celsius Holdings, Inc., (Nasdaq: CELH), maker of the clinically proven, globally marketed performance CELSIUS® drinks, today announced that John Fieldly, CEO, and Edwin Negron, CFO, will be presenting at two upcoming conferences in October:

●	Ladenburg Thalmann 2018 Healthcare Conference on Tuesday, October 2nd at 3:30-3:55 PM in Track 2 - St. Germain I at the Sofitel, New York, NY. The Company’s group presentation will be available at http://www.wsw.com/webcast/ladenburg4/celh.

●	B. Riley Annual Consumer & Media Conference on Thursday, October 4th at 10:30-10:55 AM in Trocadero (Second Floor) at the Sofitel, New York, NY. The Company’s group presentation will be available at http://www.wsw.com/webcast/brileyfbr2/celh/.

For more information regarding these conferences, please contact Cameron Donahue at Cameron@haydenir.com.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), founded in April 2004, is a global company with a proprietary, clinically proven formula for its brand CELSIUS®. Celsius Holdings, Inc. has a corporate mission to become the global leader of a branded portfolio consisting of proprietary, clinically proven innovations which offer significant health benefits. CELSIUS®’ Original Line comes in eight delicious sparkling and non-carbonated flavors in sleek 12oz cans and is also available in single-serve powdered packets. CELSIUS®’ Natural Line is available in six refreshing flavors and the line is naturally caffeinated and naturally sweetened.

New to the portfolio, trainer-grade CELSIUS HEAT™ offers an additional 100mg of caffeine over CELSIUS®, to total 300mg per can, and also contains 2,000mg of L-citrulline, a vasodilator. CELSIUS HEAT™ is sold in 16oz cans and is available in seven carbonated flavors. CELSIUS HEAT™ is a thermogenic pre-workout drink and targets professional trainers, competitive athletes, the military and first responders. CELSIUS HEAT™ was developed for those seeking a trainer-grade version of CELSIUS® versus the Original Line, which is sold in a smaller can package and appeals to the masses as an active lifestyle brand.

CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten free and contains very little sodium. CELSIUS® is sold nationally at fitness clubs, 7-Eleven, Sprouts, The Fresh Market and key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s, Food Lion, CVS and many others.

CELSIUS®’ functional claims are backed by six published university studies. The first study was conducted in 2005 and additional studies from the University of Oklahoma were conducted over the next five years. The studies were published in peer-reviewed journals and validate the unique benefits that CELSIUS® provides. For more information, please visit www.celsiusholdingsinc.com.

Investor Relations:
Cameron Donahue
(651) 653-1854
cameron@haydenir.com